GAIN Capital Announces Monthly Metrics for June 2017

BEDMINSTER, N.J., July 10, 2017/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of June 2017.

	Jun-17	May-17	Jun-16	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume (1)	$241.8	$219.5	$231.7	10.2%	4.4%
OTC Average Daily Volume	$11.0	$9.5	$10.5	15.8%	4.8%
Active OTC Accounts (2)(3)	134,120	135,070	135,369	(0.7)%	(0.9)%

Institutional Segment
ECN Volume (1)	$238.1	$247.2	$212.3	(3.7)%	12.2%
ECN Average Daily Volume	$10.8	$10.7	$9.6	0.9%	12.5%
Swap Dealer Volume (1)	$32.0	$59.4	$53.4	(46.1)%	(40.1)%
Swap Dealer Average Daily Volume	$1.5	$2.6	$2.4	(42.3)%	(37.5)%

Futures Segment
Number of Futures Contracts	582,598	528,199	727,633	10.3%	(19.9)%
Futures Average Daily Contracts	26,482	24,009	33,074	10.3%	(19.9)%
Active Futures Accounts (2)	7,885	7,997	8,822	(1.4)%	(10.6)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded. For the quarter, indirect volume represented 31% of total retail OTC trading volume.
2 Accounts that executed a transaction during the last 12 months.
3 GAIN has updated its historical active account disclosures to reflect a change in accounting for certain accounts.

Management Commentary

"As we noted on our first quarter earnings call, market conditions and customer engagement improved during the second quarter as evidenced by the increase in average daily retail trading volume in the quarter to nearly $10 billion," remarked Glenn Stevens, Chief Executive Officer. "The widening of average trading ranges and increase in volatility during Q2 relative to prior quarter levels resulted in a significant improvement of our quarterly retail revenue capture to approximately $120 - $125 per million. As we move into the second half of 2017, we remain focused on executing on our key organic growth initiatives, launching platform enhancements and introducing new products and services aimed at increasing our market share and trading volumes across our global retail and institutional client base."

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Forward-Looking Statements:

In addition to historical information, this release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital's systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.